EXHIBIT 10.1
AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of February 16, 2013 (the "Effective Date"), by and between REMY INTERNATIONAL, INC., a Delaware corporation (the "Company"), and JOHN J. PITTAS (the "Employee") and amends that certain Second Amended and Restated Employment Agreement dated as of August 1, 2010, as amended by the Modification of Second Amended and Restated Agreement letter dated as of January 31, 2012, and Amendment No. 2 to Second Amended and Restated Employment Agreement dated as of January 31, 2013 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 9(a)(v) of the Agreement is added as follows: “all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, such equity awards shall not be forfeited as a result of such termination and otherwise will vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.”
IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.
REMY INTERNATIONAL, INC.

By:	/s/ Shawn Pallagi	/s/ John J. Pittas
Name:	Shawn Pallagi	John J. Pittas
Title:	Senior Vice President and Chief Human Resources Officer